Exhibit 99.1

los angeles  •  montreal  •  london  •  Tokyo

INVESTOR RELATIONS CONTACT:

Andrew Greenebaum/Allyson Pooley
Integrated Corporate Relations
Phone:  310.395.2215

JAMDAT MOBILE ANNOUNCES FIRST QUARTER RESULTS

LOS ANGELES, CA – May 5, 2005 – JAMDAT Mobile Inc. (Nasdaq: JMDT)

•                  First quarter 2005 revenue of $15.1 million, a 31% sequential increase and a 115% increase over the first quarter a year ago.

•                  First quarter 2005 GAAP net income of $2.7 million, or $0.13 per diluted share, compared to GAAP net income of $0.7 million in the first quarter a year ago.

•                  First quarter 2005 adjusted net income of $3.6 million, or $0.17 per diluted share, compared to adjusted net income of $1.5 million in the first quarter a year ago.

JAMDAT Mobile Inc. (NASDAQ: JMDT), a global wireless entertainment publisher, today reported financial results for the three months ended March 31, 2005.

First quarter 2005 revenues were $15.1 million, a 31% sequential increase over the $11.6 million reported in the fourth quarter of 2004, and a 115% increase over the $7.0 million reported in the first quarter of 2004.  GAAP net income for the first quarter of 2005 was $2.7 million, or $0.13 per diluted share, compared to approximately $0.7 million in the prior year period.  Adjusted net income, which excludes amortization of stock compensation and other intangibles, was $3.6 million for the first quarter of 2005, or $0.17 per diluted share, compared to $1.5 million in the prior year period.

“We are very pleased with our strong first quarter results, which continued to exceed our expectations.  Our success is being driven by our strong execution and continued focus on mobile gaming,” said Chief Executive Officer, Mitch Lasky.  “Our recent acquisitions of Blue Lava Wireless and Downtown Wireless further position us as the global leader, by revenue and profitability, in the rapidly growing wireless entertainment industry.”

Cash, cash equivalents and short-term investments at March 31, 2005, totaled $56.4 million.   Subsequently, JAMDAT utilized $55 million in cash in the acquisition of Blue Lava Wireless LLC.  Following the transaction, JAMDAT has approximately $16 million in cash and cash equivalents and accounts receivable of approximately $20 million.  JAMDAT also has access to up to $10 million of additional borrowings under a $25 million credit facility which has been put into place.  In addition, JAMDAT generated approximately $2.3 million in cash from operations during the first quarter, compared to approximately $0.8 million in cash used in operations during the prior year period.  JAMDAT believes that its cash balances, available cash under its credit facility and cash generated from its operations are sufficient for its strategic and operational needs.

JAMDAT Mobile Inc.

3415 S. Sepulveda Blvd. Suite 700, Los Angeles, CA 90034  USA

First Quarter Highlights and Recent Developments

•                  In April 2005, JAMDAT acquired Blue Lava and a 15 year, exclusive license to the wireless rights for Tetris.  JAMDAT immediately received the rights to publish Tetris in North America, Latin America and India.  Additionally, JAMDAT will acquire the Tetris wireless rights for Europe, China, Japan, Korea, Australia and New Zealand, as the current licensees’ rights expire throughout 2005.

•                  JAMDAT announced an exclusive multiyear license agreement with Major League Baseball Advanced Media, the interactive media and Internet arm of Major League Baseball.  The agreement gives JAMDAT the exclusive rights to publish MLB-branded wireless simulation games.  Additionally, JAMDAT signed 2004 American League MVP, Vladimir Guerrero of the Anaheim Angels, to be the cover athlete for its JAMDAT SPORTS MLB 2005 game.

•                  JAMDAT launched 3D versions of its popular JAMDAT Bowling title and Tony Hawk’s Pro Skater on Verizon’s V CAST in April.

•                  JAMDAT announced an agreement to distribute its wireless content through Radio Shack Corporation (NYSE: RSH) stores using JAMDAT’s proprietary wireless content retail distribution platform, JAMDAT Games-to-Go™.

•                  In January 2005, JAMDAT acquired Downtown Wireless, the developer of the top selling “Downtown Texas Hold ‘Em” and other casino titles.

Second Quarter, Revised 2005 and Preliminary 2006 Outlook

JAMDAT today also provided guidance for the three months ending June 30, 2005, and updated its previous guidance for the full year ending December 31, 2005.  Additionally, because 2006 will be the first full year in which JAMDAT has access to the worldwide Tetris rights it acquired from Blue Lava, JAMDAT also provided a preliminary view of 2006.

Second Quarter 2005 Outlook

For the three months ending June 30, 2005, JAMDAT expects revenue of approximately $19 million, GAAP net income of approximately $0.12 per diluted share (subject to finalization of the purchase price allocation for Blue Lava) and adjusted net income of approximately $0.18 per diluted share.  Net income per share calculations for the three months ending June 30, 2005 are based on an estimated 24.9 million average shares outstanding, including the shares issued in conjunction with the Blue Lava transaction.

JAMDAT’s guidance for the three months ending June 30, 2005 incorporates its preliminary estimates of the cost of integrating and accounting for the Blue Lava acquisition.  JAMDAT expects that its integration of Blue Lava will be largely complete by the end of Q2 2005.

The reconciling items between GAAP net income and adjusted net income on a tax affected basis for the period are amortization of intangible assets and acquired in-process research and development of approximately $1.2 million and employee stock based compensation of approximately $0.3 million.

Full Year 2005 Outlook

For the full year ending December 31, 2005, JAMDAT expects revenue of approximately $80 million, GAAP net income of approximately $0.55 per diluted share (subject to finalization of the purchase price allocation for Blue Lava) and adjusted net income of approximately $0.76 per diluted share.  JAMDAT expects that its Q4 2005 earnings will be burdened by income taxes.  Net income per share calculations for the full year 2005 are based on an estimated 25.6 million average shares outstanding, including the shares issued in conjunction with the Blue Lava transaction.

The reconciling items between GAAP net income and adjusted net income on a tax affected basis for the period are amortization of intangible assets and acquired in-process research and development of approximately $4.5 million and employee stock based compensation of approximately $1.0 million.

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Full Year 2006 Outlook

For the full year ending December 31, 2006, JAMDAT expects revenue of approximately $120 million, GAAP net income of approximately $0.75 per diluted share (subject to finalization of the purchase price allocation for Blue Lava) and adjusted net income of approximately $1.05 per diluted share.  JAMDAT expects that its 2006 earnings will be fully burdened by income taxes.  Net income per share calculations for the full year 2006 are based on an estimated 26.5 million average shares outstanding.  Full year 2006 GAAP net income does not take into account the impact of Statement of Accounting Standards (“SFAS”) 123R related to the expensing of stock awards which JAMDAT anticipates adopting in the first quarter of 2006.

The reconciling items between GAAP net income and adjusted net income on a tax affected basis for the period are amortization of intangible assets and acquired in-process research and development of approximately $7.0 million and employee stock based compensation of approximately $1.0 million.

Investor Conference Call

JAMDAT’s quarterly earnings conference call is scheduled to begin later today (Thursday, May 5, 2005) at 1:45 p.m., Pacific Daylight Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live webcast at www.jamdat.com.  For those who are not available for the live broadcast, the call will be archived on JAMDAT’s investor website.

Non-GAAP Measures

To supplement JAMDAT’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, JAMDAT uses non-GAAP measures of certain components of financial performance, including net income, gross profit and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses.  These non-GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of core operating results.  These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

These non-GAAP measures exclude the following items from the Company’s statement of operations:

•                  Amortization of intangibles

•                  Acquired in-process research and development

•                  Employee stock-based compensation

About JAMDAT Mobile Inc.

JAMDAT Mobile Inc. is a global publisher of wireless entertainment applications, including games, ring tones, images and other content.  JAMDAT’s application portfolio is based on original and licensed intellectual properties and includes JAMDAT Bowling, Tetris®, Downtown Texas Hold ‘Em, Lemonade Tycoon®, Bejeweled, The Lord of the Rings®, Tony Hawk’s® Underground and Scrabble®.  JAMDAT distributes its applications through wireless carriers, including Boost Mobile, Cingular Wireless, 02 (UK), Nextel, NTT DoCoMo, Orange, Sprint, Telefonica Moviles, T-Mobile, Verizon Wireless, Virgin Mobile, Vivo and Vodafone. For more information, please visit www.jamdat.com.

Safe Harbor Statement

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for JAMDAT’s markets and the demand for its products. Factors that could cause JAMDAT’s actual results to differ materially from these forward-looking statements include its ability to integrate the acquisition of Blue Lava Wireless, anticipated growth in the handset market, its ability to market and sell products in diverse market segments, its reliance on a limited number of products and third-party vendors and distributors, its ability to expand studio operations, increases in fulfillment costs, disruptions to information technology systems, unpredictable events and circumstances relating to international suppliers, increased competition, government regulatory action and general economic

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conditions. Please refer to JAMDAT’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. JAMDAT undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

© 2005 JAMDAT Mobile Inc.  JAMDAT, JAMDAT Mobile and the bubbles logo are trademarks of JAMDAT Mobile Inc.  All other trademarks are the property of their respective owners and are used with permission.

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JAMDAT Mobile Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of December 31, 2004	As of March 31, 2005
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,395	$37,903
Restricted cash	11	11
Short-term investments	33,523	18,500
Accounts receivable, net of allowance for doubtful accounts of $75 and $193 (unaudited), respectively	12,927	15,516
Prepaid expenses and other current assets	1,849	2,293
Prepaid royalties	2,114	3,070
Total current assets	81,819	77,293
Property and equipment, net	1,998	2,019
Goodwill	4,081	4,856
Intangible assets, net	226	4,181
Other non-current assets	2,490	7,202
Total assets	$90,614	$95,551

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,185	$1,589
Accrued expenses and other liabilities	2,929	3,753
Deferred revenue	97	28
Current portion of notes payable	64	41
Total current liabilities	4,275	5,411
Other non-current liabilities	—	56
Notes payable, net of current portion	2	—
Total liabilities	4,277	5,467
Commitments and contingencies
Total stockholders’ equity	86,337	90,084
Total liabilities and stockholders’ equity	$90,614	$95,551

JAMDAT Mobile Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2005
	(Unaudited)

Revenues	$7,033	$15,132

Cost of Revenues	965	3,456
Gross profit	6,068	11,676
Operating Expenses:
Research and development	2,355	4,162
Selling and marketing	896	1,686
General and administrative	1,315	2,667
Acquired in-process research and development	—	250
Stock-based compensation	711	357
Total operating expenses	5,277	9,122
Income from operations	791	2,554
Interest and other income (expense), net	(53)	253
Income before income tax provision	738	2,807
Income tax provision	—	78
Net income	$738	$2,729

Net income per common share:
Basic	$0.23	$0.14
Diluted	$0.17	$0.13

Weighted average shares used in computing net income per common share:
Basic	3,242,476	19,973,734
Diluted	4,458,550	21,114,443

Non-GAAP Results (in thousands, except per share data)

The following table shows the Company’s non-GAAP results reconciled to the Generally Accepted Accounting Principles (“GAAP”) Condensed Consolidated Statements of Operations.  The Company’s non-GAAP results do not include amortization of intangibles and employee stock-based compensation and charges for acquired in-process research and development.

	Three Months Ended March 31,
	2004	2005

Net income	$738	$2,729
Amortization of intangibles	68	290
Acquired in-process research and development	—	250
Stock based compensation	711	357
Adjusted net income	$1,517	$3,626

Adjusted net income per diluted share	$0.34	$0.17
Weighted average shares used in computing adjusted net income per common share:	4,458,550	21,114,443

Gross profit	$6,068	$11,676
Amortization of intangibles	68	290
Adjusted gross profit	$6,136	$11,966

JAMDAT Mobile Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2004	2005
	(Unaudited)
Cash flows from operating activities:
Net income	$738	$2,729
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	190	527
Acquired in-process research and development	—	250
Stock-based compensation and warrant amortization	711	357
Non cash interest income, net	1	—
Provision for bad debts, net	—	118
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(1,407)	(1,535)
Prepaid expenses and other assets	(307)	(444)
Prepaid royalties	118	(688)
Accounts payable and accrued expenses	(595)	1,046
Deferred revenue	(245)	(77)
Other non-current liabilities	—	56
Net cash provided by (used in) operating activities	(796)	2,339
Cash flows from investing activities:
Purchases of property and equipment	(405)	(238)
Purchases of short-term investments	—	(18,102)
Sales of short-term investments	—	33,125
Business acquisitions and investments	—	(10,710)
Net cash provided by (used in) investing activities	(405)	4,075
Cash flows from financing activities:
Net bank facilities repayments	(128)	(25)
Proceeds from issuance of restricted common stock	26	32
Net cash provided by (used in) financing activities	(102)	7
Effect of exchange rate changes on cash	18	87
Net increase (decrease) in cash and cash equivalents	(1,285)	6,508
Cash and cash equivalents, beginning of period	11,133	31,395
Cash and cash equivalents, end of period	$9,848	$37,903